Exhibit 10.22

FLIR
1201 South Joyce Street, Suite C006
Arlington, VA 22202

December 28, 2020

General William W. Crouch
c/o FLIR Systems, Inc. 1201 S. Joyce St.
Suite C006
Arlington, VA 22202

RE: FLIR Systems, Inc. Military Advisory Board

Dear General Crouch,

On behalf of FLIR Systems, Inc. (the “Company”), we are tremendously pleased that you have agreed to serve as Chairman of the Company’s Military Advisory Board (the “MAB”) effective immediately upon your planned retirement from the Company’s Board of Directors (the “Effective Date”). This letter agreement (this “Agreement”) sets forth the terms and conditions whereby you agree to provide such services to the Company.

1.SERVICES.

1.1 The Company hereby engages you, and you hereby accept such engagement, as an independent consultant to provide the Services (as defined below) to the Company on the terms and conditions set forth in this Agreement.

1.2 You agree to serve as (A) Chairman of the MAB and to undertake all of the duties and responsibilities ordinarily attendant to such position, including attending quarterly and any special meetings of the MAB, developing agendas therefor in coordination with the Company’s Chief Executive Officer and other members of management, and presiding at such meetings, and (B) a “Director Emeritus” of the Company and, in such capacity, to act as a liaison between the MAB and the Board of Directors of the Company (or any successor or parent entity, as applicable) including, upon request of the Board of Directors, attending Board of Directors meetings as an observer and to report upon the activities of the MAB (the “Services”).

2.TERM. The term of this Agreement shall commence on the Effective Date and shall continue for a period of three years, unless earlier terminated in accordance with Section 6 (the “Term”). Any extension of the Term will be subject to mutual written agreement between you and the Company (referred to collectively as the “Parties”).

3.FEES AND EXPENSES.

3.1 As full compensation for the Services and the rights granted to the Company in this Agreement, the Company shall pay you the amounts set forth below. You acknowledge that you will receive an IRS Form 1099-MISC from the Company, and that you shall be solely responsible for all federal, state, and local taxes, as set out in Section 4.2.
(a) An annual retainer amount of $235,000, payable quarterly on the first business day of each fiscal quarter of the Company.
(b) Reimbursement for out-of-pocket and travel expenses incurred in attending MAB meetings or otherwise in connection with providing the Services.

4.RELATIONSHIP OF THE PARTIES.

4.1 You shall be an independent consultant to the Company, and this Agreement shall not be construed to create any association, partnership, joint venture, employment, or agency relationship between you and the Company for any purpose. You have no authority (and shall not hold yourself out as having authority) to bind the Company and you shall not make any agreements or representations on the Company's behalf without the Company's prior written consent.

4.2 Without limiting Section 4.1, you will not be eligible to participate in any vacation, group medical or life insurance, disability, profit sharing or retirement benefits, or any other fringe benefits or benefit plans offered by the Company to its employees, and the Company will not be responsible for withholding or paying any income, payroll, Social Security, or other federal, state, or local taxes, making any insurance contributions, including for unemployment or disability, or obtaining workers' compensation insurance on your behalf. You shall be responsible for, and shall indemnify the Company against, all such taxes or contributions, including penalties and interest. Any persons employed or engaged by you in connection with the performance of the Services shall be your employees or contractors and you shall be fully responsible for them and indemnify the Company against any claims made by or on behalf of any such employee or contractor.

5.CONFIDENTIALITY. You acknowledge that you may receive access to information that is treated as confidential and proprietary by the Company, in each case whether spoken, written, printed, electronic, or in any other form or medium (collectively, the “Confidential Information”). You agree to treat all Confidential Information as strictly confidential, not to disclose Confidential Information or permit it to be disclosed, in whole or part, to any third party without the prior written consent of the Company in each instance, and not to use any Confidential Information for any purpose except as required in the performance of the Services. You shall notify the Company immediately in the event you become aware of any loss or disclosure of any Confidential Information. Notwithstanding the foregoing, the term “Confidential Information” shall not include information that: (a) is or becomes generally available to the public other than through your breach of this Agreement; or (b) is communicated to you by a third party that had no confidentiality obligations with respect to such information. In addition, nothing herein shall be construed to prevent disclosure of Confidential Information as may be required by applicable law or regulation, or pursuant to the valid order of a court of competent jurisdiction or an authorized government agency. You agree to provide prompt notice of any such order to an authorized officer of the Company to permit the Company to contest the order or seek confidentiality protections, as determined in the Company's sole discretion.

6.TERMINATION.

6.1 You may terminate this Agreement without cause upon 30 calendar days’ written notice to the Company. In the event of termination pursuant to this clause, the Company shall promptly pay you on a pro rata basis any cash retainer payable to you pursuant to Section 3.1(a) for any Services completed up to and including the date of such termination, plus the full amount of any reimbursements owing to you under Section 3.1(b).

6.2 The Company may terminate this Agreement without cause upon 30 calendar days’ written notice to you. In the event of termination pursuant to this clause, the Company shall promptly pay to you, as a lump sum, the remaining balance of any cash retainer that otherwise would have become payable to you pursuant to Section 3.1(a) had this Agreement remained in effect for the full Term, plus the full amount of any reimbursements owing to you under Section 3.1(b).

6.3 You or the Company may terminate this Agreement, effective immediately upon written notice to the other party to this Agreement, if the other party materially breaches this Agreement, and such breach is incapable of cure or the other party does not cure such breach within 10 calendar days after receipt of written notice of such breach.

6.4 Upon expiration or termination of this Agreement for any reason, or at any other time upon the Company's written request, you shall promptly: (a) deliver to the Company all tangible documents and other media, including any copies, containing, reflecting, incorporating, or based on the Confidential Information; (b) permanently erase all of the Confidential Information from your computer systems; and (c) confirm in writing to the Company that you have complied with the requirements of this clause.

6.5 The terms and conditions of Sections 4, 5, 9 and 10 shall survive the expiration or termination of this Agreement.

7.OTHER BUSINESS ACTIVITIES. You may be engaged or employed in any other business, trade, profession, or other activity which does not place you in a conflict of interest with the Company; provided, that, during the Term, you shall not perform any services for direct competitors of the Company without the Company's prior written consent.

8.ASSIGNMENT. Neither Party may assign its rights or delegate or subcontract its obligations under this Agreement without the prior written consent of the other Party. Any assignment in violation of the foregoing shall be deemed null and void. Subject to the limits on assignment stated above, this Agreement will inure to the benefit of, be binding on, and be enforceable against each of the Parties hereto and their respective successors and assigns.

9.GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement and all matters arising out of or relating to this Agreement and the Services provided hereunder for all purposes shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply. Any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in a state or federal court located in the State of Delaware. The Parties hereby irrevocably submit to the exclusive jurisdiction of these courts and waive the defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

10.MISCELLANEOUS.

10.1 You shall not export, directly or indirectly, any technical data acquired from the Company, or any products utilizing any such data, to any country in violation of any applicable export laws or regulations.

10.2 All notices, requests, consents, claims, demands, waivers, and other communications hereunder (each, a “Notice”) shall be in writing and addressed to the Parties at the addresses set forth on the first page of this Agreement (or to such other address that may be designated by the receiving party from time to time in accordance with this Section). All Notices shall be delivered by personal delivery, nationally recognized overnight courier (with all fees prepaid), email, or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if: (a) the receiving party has received the Notice; and (b) the party giving the Notice has complied with the requirements of this Section.

10.3 This Agreement constitutes the sole and entire agreement of the Parties to this Agreement with respect to the subject matter contained herein, and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

10.4 This Agreement may only be amended, modified, or supplemented by an agreement in writing signed by each party hereto, and any of the terms thereof may be waived, only by a written document signed by each party to this Agreement or, in the case of waiver, by the party or parties waiving compliance.

10.5 If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality, or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

10.6 This Agreement may be executed in multiple counterparts and by electronic or facsimile signature, each of which shall be deemed an original and all of which together shall constitute one instrument.

If this letter accurately sets forth our understanding, kindly execute the enclosed copy of this letter and return it to the undersigned. We are grateful for your lengthy and distinguished service as a member of our Board of Directors and look forward to the benefit of your continuing advice and guidance as Chairman of our MAB.

Very truly yours,
FLIR Systems, Inc.

/s/ James J. Cannon
................................................................
James J. Cannon
President and Chief Executive Officer

ACCEPTED AND AGREED:

/s/ William W. Crouch
.....................................................
General William W. Crouch